Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

FIRST QUARTER 2016 EARNINGS

OAKLAND, MARYLAND—May 9, 2016: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), announces consolidated net income available to common shareholders of $1.2 million for the first three months of 2016, compared to $.7 million for the same period of 2015. Basic and diluted net income per common share for the first three months of 2016 was $.19, compared to basic and diluted net income per common share of $.11 for the same period of 2015. The increase in earnings was due to an increase of $.5 million in other operating income and a decrease of $.2 million in other operating expenses, offset by an increase of $.2 million in provision for income taxes. The net interest margin for the first three months of 2016, the year ended December 31, 2015 and the first three months of 2015, on a fully tax equivalent (“FTE”) basis, was 3.23%, 3.04% and 3.07%, respectively. Deferred interest income recorded on the investment portfolio and declines in interest expense on deposits and long-term borrowings contributed to the increase in the net interest margin for the first three months of 2016 when compared to the margin recorded for the year ended December 31, 2015.

According to Carissa L. Rodeheaver, Chairman, President and Chief Executive Officer, “Growing core earnings is a strong focus for our management and associates for 2016. It is encouraging to see steady loan growth and strong trust and investment income continue through the first quarter.  Our interest expense also continues to decrease as we focus on building and deepening relationships with our customers. It is a competitive banking environment, requiring us to continue to pay close attention to asset quality and controlling expenses.”

Financial Highlights Comparing the First Quarters of 2016 and 2015:

•	$.5 million increase in the provision for loan loss expense for first three months of 2016 when compared to same period of 2015. The increase was primarily driven by an increase in loan balances.

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.36% at March 31, 2016 and December 31, 2015, respectively and 1.40% as of March 31, 2015.

•	Other operating income, exclusive of gains, increased $.2 million during the first three months of 2016 when compared to the same period of 2015. This increase was attributable to increases in trust and brokerage income, service charge income and earnings on Bank Owned Life Insurance, offset by a slight decrease in debit card income.

•	Operating expenses decreased $.2 million in the first three months of 2016 when compared to the same period of 2015. This was due primarily to a $.5 million decrease in other real estate owned (“OREO”) expenses primarily due to a reduction in valuation allowances and a $.2 million decrease in data processing expenses due to reduced expenses related to our core processor. These decreases were offset by a $.3 million increase in salaries and employee benefits due to increased costs related to the administration of the pension plan and health care costs and an increase of $.3 million in other miscellaneous expenses relating to a pending loan claim.

Balance Sheet Overview

When compared to December 31, 2015, total assets at March 31, 2016 remained stable at $1.3 billion. During the first three months of 2016, cash and interest-bearing deposits in other banks increased $1.1 million, the investment portfolio decreased $19.0 million, and gross loans increased $21.6 million. Total liabilities increased by $11.4 million during the first three months of 2016 due primarily to an increase in deposits of $17.0 million offset by a reduction of $6.3 million in short-term borrowings. Comparing March 31, 2016 to December 31, 2015, shareholders’ equity decreased $9.6 million as a result of the partial redemption of $10.0 million in shares of the Corporation’s Fixed Rate Cumulative Perpetual Preferred Stock, Series A (“Series A Preferred Stock”) in February 2016 and a $.9 million increase in accumulated other comprehensive loss, which was offset partially by $1.2 million in earnings during the first three months of 2016.

Comparing March 31, 2016 to December 31, 2015, outstanding loans increased by $21.6 million (2.5%). Commercial real estate (“CRE”) loans increased $10.3 million, acquisition and development (“A&D”) loans increased $8.6 million, commercial and industrial (“C&I”) loans increased $1.7 million, residential mortgages increased by $1.3 million, and the consumer portfolio decreased by $.3 million. Approximately 38% of the commercial loan portfolio was collateralized by real estate at March 31, 2016 compared to 39% at December 31, 2015.

Total deposits increased $17.0 million during the first three months of 2016 when compared to deposits at December 31, 2015. With the continued focus of our retail staff to change the mix of the deposit portfolio, we have seen increases in core deposits and reductions in certificates of deposit. Non-interest bearing deposits increased $1.3 million. Traditional savings accounts increased $6.0 million due to continued growth in our Prime Saver product. Total demand deposits decreased $.3 million and total money market accounts increased $16.4 million due to increased balances in our trust ICS money market account. Time deposits less than $100,000 declined $2.1 million and time deposits greater than $100,000 decreased $4.2 million.

The book value of the Corporation’s common stock was $14.57 per share at March 31, 2016, compared to $14.51 per share at December 31, 2015.

At March 31, 2016, there were 6,254,620 outstanding shares of the Corporation’s common stock and 20,000 outstanding shares of the Series A Preferred Stock

Net- Interest Income (Tax-Equivalent Basis)

Net interest income, on an FTE basis, increased $.4 million (4.92%) during the first three months of 2016 over the same period in 2015 due to a $.5 million (19.77%) decrease in interest expense, which was partially offset by a $.1 million (.45%) decrease in interest income. The net interest margin in the first three months of 2016 was 3.23%, compared to 3.07% for the first three months of 2015.

Comparing the first three months of 2016 to the same period of 2015, the slight decline in interest income was due to a $15.6 million decrease in average earning asset balances. The decrease in average earning assets was due to a $65.9 million reduction in investment securities, partially offset by a $51.1 million increase in loans.

Interest expense decreased during the first three months of 2016 when compared to the same period of 2015 due to an overall reduction in the average rate paid on interest-bearing liabilities and a decrease of $17.7 million on our average interest-bearing liabilities. The effect on the average rate paid was a 19 basis point decrease from 1.02% for the three months ended March 31, 2015 to .83% for the same period of 2016.

Asset Quality

The ALL increased to $12.2 million at March 31, 2016, from $11.9 million at December 31, 2015. The provision for loan losses increased to $.6 million for the first three months of 2016, compared to $74,000 for the same period of 2015. Net charge-offs decreased to $.2 million for the three months ended March 31, 2016, compared to $.4 million for the three months ended March 31, 2015. The ratio of the ALL to loans outstanding at March 31, 2016 and December 31, 2015 was 1.36%, compared to 1.40% at March 31, 2015.

The ratio of net charge-offs to average loans for the three months ended March 31, 2016 was an annualized .11%, compared to an annualized .19% for the same period in 2015 and .14% for the year ended December 31, 2015. The CRE portfolio had an annualized net charge-off rate as of March 31, 2016 of .31% compared to an annualized net charge-off rate of .05% as of December 31, 2015. The A&D loans improved to an annualized net recovery rate as of March 31, 2016 of .37% compared to an annualized net charge-off rate of .79% as of December 31, 2015. The ratio for C&I loans had a net charge-off rate of .11% as of March 31, 2016 compared to a net charge-off rate of 0.00% as of December 31, 2015. The residential mortgage ratios were a net charge-off rate of .06% as of March 31, 2016 and a net charge-off rate of .02% as of December 31, 2015, and the consumer loan ratios were net charge-off rates of .70% and .40% as of March 31, 2016 and December 31, 2015, respectively.

Accruing loans past due 30 days or more decreased to .46% of the loan portfolio at March 31, 2016, compared to .76% at December 31, 2015. The decrease for the first three months of 2016 was due primarily to improvements in the residential mortgage term portfolio.

Non-accrual loans totaled $16.2 million at March 31, 2016, compared to $15.5 million at December 31, 2015. Non-accrual loans which have been subject to a partial charge-off totaled $4.3 million at March 31, 2016, compared to $4.1 million at December 31, 2015.

Non-Interest Income and Non-Interest Expense

Other operating income, exclusive of gains, increased $.2 million during the first three months of 2016 when compared to the same period of 2015. This increase was attributable to increases in trust and brokerage income, service charge income due to the implementation of a paper statement fee late 2015, and earnings on Bank Owned Life Insurance, offset by a slight decrease in debit card income.

Net gains of $.2 million were reported in other income in the first three months of 2016, compared to net losses of $.1 million during the same period of 2015. The increase resulted from gains on sales of investment securities in the first quarter of 2016.

Operating expenses decreased $.2 million in the first three months of 2016 when compared to the same period of 2015. This was due primarily to a $.5 million decrease in OREO expenses primarily due to a reduction in valuation allowances and a $.2 million decrease in data processing expenses due to reduced expenses related to our core processor. These decreases were offset by a $.3 million increase in salaries and employee benefits due to increased costs related to the administration of the pension plan and health care costs and an increase of $.3 million in other miscellaneous expenses for a reserve for a pending litigation.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company, and three statutory trusts that were used as financing vehicles. The Bank has three wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company, and First OREO Trust, a Maryland statutory trust formed for the purposes of servicing and disposing of the real estate that the Bank acquires through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank4.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements do not represent historical facts, but are statements about management’s beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives. These statements are evidenced by terms such as “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” and similar expressions. Although these statements reflect management’s good faith beliefs and projections, they are not guarantees of future performance and they may not prove true. These projections involve risk and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements. For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled “Risk Factors”.

FIRST UNITED CORPORATION
Oakland, MD
Stock Symbol : FUNC
(Dollars in thousands, except per share data)

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2016	2015
EARNINGS SUMMARY
Interest income	$11,438	$11,423
Interest expense	$2,029	$2,529
Net interest income	$9,409	$8,894
Provision for loan losses	$568	$74
Other Operating Income	$3,388	$3,153
Net Securities Impairment Losses	$-	$-
Net Gains/(Losses)	$216	$(97)
Other Operating Expense	$9,897	$10,049
Income before taxes	$2,548	$1,827
Income tax expense	$677	$459
Net income	$1,871	$1,368
Accumulated preferred stock dividends and
discount accretion	$675	$675
Net income available
to common shareholders	$1,196	$693

	Three Months Ended
	unaudited
	31-Mar	31-Mar
	2016	2015
PER COMMON SHARE
Basic/ Diluted Net Income Per Common Share	$0.19	$0.11

Book value	$14.57	$13.16
Closing market value	$10.95	$9.14
Market Range:
High	$11.70	$9.50
Low	$8.82	$8.21

Common shares outstanding at period end	6,254,620	6,236,802

PERFORMANCE RATIOS (Period End, annualized)
Return on average assets	0.57%	0.41%
Return on average shareholders' equity	6.52%	5.01%
Net interest margin	3.23%	3.07%
Efficiency ratio	75.30%	81.90%

PERIOD END BALANCES	31-Mar	31-Dec	31-Mar
	2016	2015	2015

Assets	$1,325,295	$1,323,458	$1,341,485
Earning assets	$1,152,382	$1,150,750	$1,176,621
Gross loans	$900,597	$879,023	$836,450
Commercial Real Estate	$290,838	$280,505	$252,272
Acquisition and Development	$119,609	$110,986	$99,413
Commercial and Industrial	$75,535	$73,853	$94,216
Residential Mortgage	$390,040	$388,739	$366,737
Consumer	$24,575	$24,940	$23,812
Investment securities	$256,764	$275,792	$336,835
Total deposits	$1,015,830	$998,794	$999,146
Noninterest bearing	$205,858	$204,569	$205,739
Interest bearing	$809,972	$794,225	$793,407
Shareholders' equity	$111,142	$120,771	$112,001

CAPITAL RATIOS	31-Mar	31-Dec	31-Mar
	2016	2015	2015
Period end capital
Tier 1 to risk weighted assets	14.18%	15.31%	13.15%
Common Equity Tier 1 to risk weighted assets	10.16%	9.92%	8.69%
Tier 1 Leverage	10.63%	11.51%	10.35%
Total risk based capital	16.51%	17.37%	15.30%

ASSET QUALITY
Net charge-offs for the quarter	$234	$717	$388
Nonperforming assets: (Period End)

Nonaccrual loans	$16,185	$15,498	$10,031
Loans 90 days past due
and accruing	$443	$1,025	$189
Total nonperforming loans
and 90 days past due loans	$16,628	$16,523	$10,220

Restructured loans	$14,065	$14,019	$18,103
Other real estate owned	$6,142	$6,883	$12,481

Allowance for loan losses
to gross loans, at period end	1.36%	1.36%	1.40%
Nonperforming and 90 day past-due loans
to total loans, at period end	1.85%	1.88%	1.22%
Nonperforming loans and 90 day past-due
loans to total assets, at period end	1.25%	1.25%	0.76%